[LETTERHEAD OF THACHER PROFFITT & Wood]











                                          December 14, 2001


Salomon Smith Barney, Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013

         Opinion:  Underwriting Agreement
                   Salomon Mortgage Loan Trust, Series 2001-CB4
                   C-BASS Mortgage Loan Asset Backed Notes
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Ladies and Gentlemen:

         We have acted as counsel to Salomon Brothers Mortgage Securities VII, Inc. (the "Depositor"), Salomon Mortgage Loan Trust, Series 2001-CB4 (the "Issuer") and Salomon Smith Barney Inc. (the "Underwriter") in connection with
(i) the Mortgage Loan Purchase Agreement, dated December 14, 2001 (the "Purchase Agreement"), between Credit-Based Asset Servicing and Securitization (the "Seller") and the Depositor, (ii) an Amended and Restated Trust Agreement, dated as of December 14, 2001 (the "Trust Agreement"), between the Depositor and Wilmington Trust Company (the "Owner Trustee"), (iii) the Indenture, dated as of December 14, 2001 (the "Indenture"), between the Issuer and U.S. Bank National Association (the "Indenture trustee") and the notes issued pursuant thereto designated as C-BASS Mortgage Loan Asset Backed Notes (collectively, the "Notes"), (iv) the Servicing Agreement, dated as of December 14, 2001 (the "Servicing Agreement"), among Litton Loan Servicing LP (the "Servicer"), the Issuer and the Indenture Trustee, (v) the Indemnification Agreement, dated December 14, 2001(the "Indemnification Agreement"), between the Depositor and the Servicer, (vi) the Indemnification and Contribution Agreement, dated December 14, 2001 (the "Indemnification and Contribution Agreement"), among the Seller, the Depositor and the Underwriter, (vii) the Underwriting Agreement, dated December 14, 2001 (the "Underwriting Agreement"), between the Depositor and Salomon Smith Barney Inc. (the "Underwriter") pursuant to which certain Notes were sold (collectively, the "Underwritten Notes") and (iv) the Prospectus Supplement, dated December 13, 2001 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated August 23, 2001 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Purchase Agreement, the Trust Agreement, the Indenture, the Servicing Agreement, the Indemnification Agreement, the Indemnification and Contribution Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all partiesto all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         The opinions expressed below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from, to require indemnification of a party for, liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the actual present knowledge of the attorneys in this firm who are directly involved in the representation of parties to the transactions described herein in connection therewith. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986 (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") and applicable regulations thereunder and current judicial and administrative authority with respect thereto and the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Indenture, assuming the necessary authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

         2. The Notes, assuming the authorization, execution and delivery of the related Indenture, the execution and authentication of such Notes in accordance with that Indenture and the delivery thereof and payment therefor as contemplated in the Registration Statement and in the prospectus and prospectus supplement delivered in connection with such Notes, will be legally and validly issued andoutstanding, fully paid and non-assessable and entitled to the benefits of that Indenture.

         3. With respect to the Group I Mortgage Loans, assuming compliance with the provisions of the Agreements, for federal income tax purposes, (i) each of REMIC 1, REMIC 2, REMIC 3 and REMIC 4 will qualify as a REMIC within the meaning of the REMIC Provisions of the Code, (ii) the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1, the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3, and the Class R Notes will represent the beneficial ownership of the Class R-1 Interest, the Class R-2 Interest and the Class R-3 Interest,
                  (iii) the Class IA-IO Notes, the Class IA-1 Notes, the Class IM-1 Notes, the Class IM-2 Notes, the Class IB-1 Notes and the Class X/N Interest will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3, (iv) the Class R-4 Interest will constitute the sole class of "residual interests" in REMIC 4, and the Class R-4 Notes will represent the beneficial ownership of the Class R-4 Interest and (v) the Class IX Notes and the Class IN Notes, when held by the same person for federal income tax purposes, will represent ownership of "regular interests" in REMIC 4 and will generally be treated as debt instruments of REMIC 4, within the meaning of the REMIC Provisions in effect on the date hereof.

         4. With respect to the Group II Mortgage Loans, assuming compliance with the provisions of the Agreements, for federal income tax purposes, the Class IIA-1 Notes, Class IIM-1 Notes, Class IIM2 Notes and Class IIB-1 Notes will be characterized as indebtedness, and the Issuer will note be classified as an association taxable as a corporation, a publicly traded partnership within the meaning of Section 7704 of the Code, a corporation or a taxable mortgage pool.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                         Very truly yours,

                                         By: /s/ THACHER PROFFITT & WOOD